Exhibit (a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Ordinary Shares (as defined below) (including Ordinary Shares represented by American Depositary Shares) of CSR plc. The Tender Offer (as defined below) is made only pursuant to the Circular to Shareholders and ADS Holders, dated October 29, 2012, the related Tender Form with respect to the Ordinary Shares and the related Letter of Transmittal with respect to the American Depositary Shares. The Tender Offer is not being made to holders of Ordinary Shares (including Ordinary Shares represented by American Depositary Shares) residing in any jurisdiction in which the making of the Tender Offer would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of J.P. Morgan Securities plc by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

CSR plc

(incorporated and registered in England and Wales, No. 04187346)

Return of Cash to Shareholders of CSR plc by way of a Cash Tender Offer to Purchase Ordinary

Shares (including Ordinary Shares represented by American Depositary Shares) up to a maximum value of £176.69 million (US$285 million)

The return of cash to holders of ordinary shares, par value £0.001 per share (the “Ordinary Shares”) and American Depositary Shares (“ADSs”) of CSR plc, a company incorporated in England and Wales (the “Company”) is being implemented by way of a cash tender offer for a maximum of 52.7 million Ordinary Shares (including Ordinary Shares represented by ADSs) for an aggregate purchase price of up to £176.69 million (which equates to US$285 million translated at the rate of US$1.6130:£1, which was the exchange rate obtained by the Company under its hedging arrangements that were put in place on October 4, 2012), at a price per Ordinary Share not greater than 375 pence nor less than 335 pence, to be made by J.P. Morgan Securities plc, which conducts its UK investment banking activities as J.P. Morgan Cazenove (the “Counterparty Bank” or “J.P. Morgan Cazenove”) acting as principal and on the terms and subject to the conditions described in the Circular to Shareholders and ADS Holders, dated October 29, 2012 (the “Circular”), the related Tender Form with respect to the Ordinary Shares (the “Tender Form”) and the related Letter of Transmittal with respect to the ADSs (the “Letter of Transmittal”) (which collectively, as they may be amended and supplemented from time to time, constitute the “Tender Offer”). In the United States, J.P. Morgan Securities LLC, the registered US broker-dealer affiliate of J.P. Morgan Cazenove, is also participating in the Tender Offer as required by US law. Holders of ADSs may participate in the Tender Offer by tendering ADSs, which will be deemed an instruction to JPMorgan Chase Bank, N.A., the tender agent for the Tender Offer (the “Tender Agent”) to cause JPMorgan Chase Bank, N.A.—London Branch, the custodian for the ADS depositary, to tender the Ordinary Shares underlying tendered ADSs. The Counterparty Bank and the Company have entered into an option agreement pursuant to which the Counterparty Bank has the right to require the Company to purchase from the Counterparty Bank the Ordinary Shares (including Ordinary Shares represented by ADSs) purchased by it under the Tender Offer, at the price per Ordinary Share at which the successfully tendered Ordinary Shares (including Ordinary Shares represented by ADSs) were acquired by the Counterparty Bank (the “Strike Price”). If the Counterparty Bank does not exercise its right to require the Company to purchase such Ordinary Shares (including Ordinary Shares represented by ADSs), the Company has the right to require the Counterparty Bank to sell such Ordinary Shares (including Ordinary Shares represented by ADSs) to it at the Strike Price.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE WITH RESPECT TO THE ORDINARY SHARES, AT 3:00 P.M., UK TIME, ON NOVEMBER 29, 2012 AND, WITH RESPECT TO THE ADSs, AT 5:00 P.M.,

NEW YORK CITY TIME, ON NOVEMBER 28, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

The Tender Offer is not subject to a financing condition but is conditioned upon at least 2,135,722 Ordinary Shares being tendered (being 1% of the Company’s issued share capital as of October 26, 2012) and certain other conditions set forth in the Circular.

Upon the terms and subject to the conditions of the Tender Offer, which will be conducted through a modified “Dutch auction” process, a single per Ordinary Share purchase price, not greater than 375 pence nor less than 335 pence per Ordinary Share, net to the seller in cash, less any applicable withholding taxes and without interest, will be determined that will be paid for Ordinary Shares (including Ordinary Shares represented by ADSs) properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) properly tendered and the prices specified by tendering holders of Ordinary Shares and ADSs.

The lowest purchase price (in increments of 5 pence) within the price range specified above that will enable the purchase of Ordinary Shares (including Ordinary Shares represented by ADSs) having an aggregate purchase price of £176.69 million will be selected. All Ordinary Shares (including Ordinary Shares represented by ADSs) that are purchased in the Tender Offer will be acquired at the same purchase price regardless of whether any such Ordinary Shares are tendered at a lower price. Only Ordinary Shares properly tendered at prices at or below the Strike Price or as tenders of Ordinary Shares (including Ordinary Shares represented by ADSs) at the Strike Price rather than at a selected price in the price range set forth in the Tender Offer (“Strike Price Tenders”) and not properly withdrawn will be purchased. However, because of the proration provisions described in the Circular, not all of the Ordinary Shares tendered at or below the Strike Price or as Strike Price Tenders will be purchased if, based on the Strike Price, Ordinary Shares (including Ordinary Shares represented by ADSs) having an aggregate purchase price in excess of £176.69 million are properly tendered and not properly withdrawn. Ordinary Shares not purchased in the Tender Offer will be returned to the tendering holders promptly after the expiration time of the Tender Offer.

At the minimum purchase price of 335 pence per Ordinary Share, the Company could purchase 52.7 million Ordinary Shares (including Ordinary Shares represented by ADSs) if the Tender Offer is fully subscribed, which would represent approximately 24.7% of the Company’s issued share capital as of October 26, 2012. The Ordinary Shares are listed and traded on the London Stock Exchange under the symbol “CSR.L.” The ADSs are listed and traded on the NASDAQ Global Market under the symbol “CSRE.” Shareholders and ADS Holders are urged to obtain current market quotations for the Ordinary Shares and the ADSs and current US dollar/pound sterling exchange rates before deciding whether and at what purchase price or purchase prices to tender their Ordinary Shares or ADSs.

Subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Company reserves the right, at any time prior to the announcement of the results of the Tender Offer, with the prior consent of the Counterparty Bank, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any Ordinary Shares. If the Tender Offer is extended, the Company will notify the Tender Agent by written notice and make a public announcement of such extension not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time of the Tender Offer.

The Tender Offer will expire, with respect to the Ordinary Shares, at 3:00 p.m., UK time, on November 29, 2012 (the “Ordinary Share Closing Date”) and, with respect to the ADSs, at 5:00 p.m., New York City time, on November 28, 2012 (the “ADS Closing Date”), unless the Company exercises its right, with the consent of the Counterparty Bank, to extend the period of time during which the Tender Offer will remain open, in which event the term “expiration time” shall refer to the latest time and applicable Closing Date at which the Tender Offer, as so extended by the Company, shall expire.

Holders of Ordinary Shares desiring to tender Ordinary Shares must follow the procedures set forth in the Circular and in the related Tender Form. In accordance with the instructions set forth in the Tender Form, holders of Ordinary Shares desiring to tender such securities must specify the price or prices, not greater than 375 pence nor less than 335 pence per Ordinary Share, at which they are willing to tender their Ordinary Shares in the Tender Offer. Alternatively, holders of Ordinary Shares desiring to tender Ordinary Shares can choose not to specify a price and, instead, elect to tender their Ordinary Shares at the Strike Price, which could result in the tendering holders of Ordinary Shares receiving the minimum price of 335 pence per Ordinary Share. See the Circular for recent market prices for the Ordinary Shares.

Holders of ADSs desiring to tender ADSs must follow the procedures set forth in the Circular and in the related Letter of Transmittal. In accordance with the instructions set forth in the Letter of Transmittal, holders of ADSs desiring to tender such securities must specify the price or prices, not greater than 1500 pence nor less than 1340 pence per ADS, at which they are willing to tender their ADSs in the Tender Offer. Alternatively holders of ADSs desiring to tender ADSs, can choose not to specify a price and, instead, elect to tender their ADSs at the Strike Price, which could result in the tendering holders of ADSs receiving the minimum price of 1340 pence per ADS. See the Circular for recent market prices for the ADSs.

Upon the terms and subject to the conditions of the Tender Offer, if, based on the Strike Price, Ordinary Shares (including Ordinary Shares represented by ADSs) having an aggregate purchase price in excess of £176.69 million are properly tendered at or below the Strike Price or as Strike Price Tenders and not properly withdrawn prior to the expiration time of the Tender Offer, such Ordinary Shares will be purchased from holders of Ordinary Shares and ADSs who properly tendered Ordinary Shares (including Ordinary Shares represented by ADSs) at or below the Strike Price or as Strike Price Tenders and who did not properly withdraw them, on a pro rata basis.

Tenders of Ordinary Shares are irrevocable, except that such Ordinary Shares may be withdrawn at any time prior to 3:00 p.m. (UK time) on the Ordinary Share Closing Date and, unless such Ordinary Shares have been accepted for payment as provided in the Tender Offer, holders of the Ordinary Shares may also withdraw their previously tendered Ordinary Shares at any time after 12:00 midnight (New York City time) on December 26, 2012. For purposes of the Tender Offer, Ordinary Shares that are properly tendered at or below the Strike Price or as Strike Price Tenders and not properly withdrawn will be deemed to have been accepted for payment (and therefore purchased), subject to the proration provisions of the Tender Offer, only when, as and if the Company and the Counterparty Bank give joint written notice to the Tender Agent of the acceptance of the Ordinary Shares for payment pursuant to the Tender Offer.

For a withdrawal of a physical tender of Ordinary Shares to be effective, a written notice of the withdrawal must be received by Equiniti Limited, the receiving agent in the Tender Offer (the “Receiving Agent”), at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA and must specify the name of the registered holder and the number of Ordinary Shares to be withdrawn. Any such withdrawal will be conditional upon the Receiving Agent’s verification that the withdrawal request is validly made.

For a withdrawal of an electronic tender of Ordinary Shares to be effective, a shareholder must send (or, if a CREST Sponsored Member, procuring that his CREST Sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Tender to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include: (i) the number of Ordinary Shares to be withdrawn, together with the corporate action ISIN, which is GB0034147388; (ii) such shareholder’s member account ID; (iii) such shareholder’s participant ID; (iv) the member account ID of the escrow agent included in the relevant electronic tender, together with the escrow agent’s participant ID; (v) the transaction reference number of the electronic tender to be withdrawn; (vi) the intended settlement date for the withdrawal; and (vii) the corporate action number for the relevant Tender Offer price range of the electronic tender to be withdrawn. Any such withdrawal will be conditional upon the Receiving Agent’s verification that the withdrawal request is validly made.

Tenders of ADSs are irrevocable, except that such ADSs may be withdrawn at any time prior to 5:00 p.m. (New York City time) on the ADS Closing Date and, unless such ADSs have been accepted for payment as provided in the Tender Offer, holders of ADSs may also withdraw their previously tendered ADSs at any time after 12:00 midnight (New York City time) on December 26, 2012. For purposes of the Tender Offer, the Ordinary Shares underlying ADSs that are properly tendered at or below the Strike Price or as Strike Price Tenders and not properly withdrawn will be deemed to have been accepted for payment (and therefore purchased), subject to the proration provisions of the Tender Offer, only when, as and if the Company and the Counterparty Bank give joint written notice to the Tender Agent of the acceptance of the Ordinary Shares represented by ADSs for payment pursuant to the Tender Offer.

For an ADS withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Tender Agent at one of its addresses listed on the front cover of the Letter of Transmittal. Any notice of withdrawal must specify the name of the person having tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs to be withdrawn. If certificates for ADSs to be withdrawn have been delivered to the Tender Agent, then, prior to the release of those certificates, the serial numbers shown on those certificates must be submitted to the Tender Agent and, unless an eligible institution has tendered those ADSs, an eligible institution must guarantee the signatures on the notice of withdrawal. If a holder of ADSs has used more than one Letter of Transmittal or has otherwise tendered ADSs in more than one group of ADSs, the holder of ADSs may withdraw ADSs using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If ADSs have been tendered in accordance with the procedures for book-entry transfer described in the Circular, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ADSs and otherwise comply with the book-entry transfer facility’s procedures.

The Company will determine, in its sole discretion, all questions as to the form and validity, including the time of receipt, of notices of withdrawal, and each such determination will be final and binding on all parties. None of the Company, the Counterparty Bank, the Tender Agent, the Receiving Agent, Innisfree M&A Incorporated, as information agent for the Tender Offer with respect to ADS Holders and with respect to receiving inquiries from US holders of Ordinary Shares (the “Information Agent”), or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The Company’s Board of Directors believes that the Tender Offer is an efficient way of returning to holders of Ordinary Shares and ADSs the proceeds the Company received from the recent sale of the Company’s development operations in handset connectivity and location, together with certain rights over the Company’s technology in those areas, to Samsung Electronics Co., Ltd.

Generally, a US holder (as defined below) will be subject to US federal income taxation and applicable withholding with respect to cash received in exchange for Ordinary Shares or ADSs, as applicable, that the US holder tenders in the Tender Offer. In such case, depending on the applicable US holder’s particular circumstances, such tendering US holder generally will be treated for US federal income tax purposes either as recognizing gain or loss on an exchange of Ordinary Shares or ADSs, as applicable, or as receiving a distribution from the Company in respect of such Ordinary Shares or ADSs, as applicable, as described in the Circular. If a US holder is treated as having received a distribution from the Company, such distribution will be treated as a dividend to the extent of the US holder’s allocable portion of the Company’s current and accumulated earnings and profits, which generally will be treated as income from sources outside the United States for US federal income tax purposes. Distributions in excess of the Company’s current or accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the US holder’s tax basis in the Ordinary Shares and ADSs, as applicable, and thereafter as capital gain. As further described in the Circular, the number of Ordinary Shares or ADSs that the Company will purchase from a US holder pursuant to the Tender Offer may affect the US federal income tax consequences to such US holder of the purchase, and therefore, will be relevant to a US holder’s decision whether to tender Ordinary Shares or ADSs, as applicable. Accordingly, all US holders should carefully read the Circular for additional information regarding the US federal income tax consequences of participating in the Tender Offer and should consult with their tax advisors regarding the US federal income tax consequences of participating in the Tender Offer. A “US holder” means a holder of Ordinary Shares or ADSs who holds such Ordinary Shares or ADSs as capital assets within the meaning of the US Internal Revenue Code of 1986, as amended, and is for US federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more US persons have authority to control all substantial decisions of the trust, or (iv) any person that is subject to US federal income tax on its worldwide income.

The Company’s Board of Directors has approved making the Tender Offer. However, none of the Company, any member of its Board of Directors, the Counterparty Bank, Goldman Sachs International, the Tender Agent, the Receiving Agent or the Information Agent makes any recommendation to any holder of Ordinary Shares or ADSs as to whether to tender or refrain from tendering any Ordinary Shares or ADSs or as to the price or prices at which any holder of Ordinary Shares or ADSs may choose to tender their Ordinary Shares or ADSs. None of the Company, any member of its Board of Directors, the Counterparty Bank, Goldman Sachs International, the Tender Agent, the Receiving Agent or the Information Agent has authorized any person to make any recommendation with respect to the Tender Offer. Holders of Ordinary Shares and ADSs must decide whether to tender their Ordinary Shares and ADSs and, if so, how many Ordinary Shares or ADSs to tender and the price or prices at which to tender. In doing so, holders of Ordinary Shares and ADSs should consult with their financial and tax advisors, and read carefully and evaluate the information in the Circular and in the related Tender Form and Letter of Transmittal before making any decision with respect to the Tender Offer.

The Company’s directors and executive officers have advised the Company that they intend to tender their Ordinary Shares in the Tender Offer in the amounts set forth in the Circular; however, the Company is not aware of any of its other affiliates that intend to tender any Ordinary Shares or ADSs in the Tender Offer.

Neither Ordinary Shares nor ADSs may be tendered in the Tender Offer by guaranteed delivery.

The information required to be disclosed by Rule 13e-4(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Circular and is incorporated herein by reference. The Company is also filing with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Tender Offer.

In accordance with normal United Kingdom market practice and pursuant to Rule 14e-5(b)(12) under the Exchange Act, the Company or its nominees or brokers may from time to time make certain purchases of, or arrangements to purchase Ordinary Shares outside the United States, other than pursuant to the Tender Offer, before or during the period in which the Tender Offer remains open for acceptance, such as in open market purchases at prevailing prices or privately negotiated purchases at negotiated prices. In the event that the Company or its nominees or brokers purchase or make arrangements to purchase Ordinary Shares for a consideration greater than the Strike Price, the Strike Price will be increased to match the higher price. Such purchases, or arrangements to purchase, will comply with all applicable United Kingdom rules, including the rules of the London Stock Exchange. In addition, in accordance with normal United Kingdom market practice and with Rule 14e-5(b)(12) under the Exchange Act the Counterparty Bank and Goldman Sachs International will continue to act as exempt principal traders in Company securities on the London Stock Exchange. These purchases may occur in the open market or as privately negotiated transactions.

Information regarding such purchases and activities which is required to be made public in the United Kingdom will be reported to a Regulatory information Service and will be available to all investors (including US investors) on the London Stock Exchange website at www.londonstockexchange.com.

J.P. Morgan Cazenove, which is authorized and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser and broker in connection with the Tender Offer and the production of the Circular and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of J.P. Morgan Cazenove or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in the Circular.

Goldman Sachs International, which is authorized and regulated in the United Kingdom by the FSA, is acting exclusively for the Company as financial adviser in connection with the Tender Offer and the production of the Circular and is not advising, or acting for, any other person and will not be responsible to the clients of Goldman Sachs International or for providing advice in relation to the Tender Offer or any other matters or arrangements referred to or contained in the Circular.

Copies of the Circular, the related Tender Form and the related Letter of Transmittal are being mailed to all holders of Ordinary Shares and ADSs, including brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s list of holders of Ordinary Shares and ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Ordinary Shares and ADSs, as reflected on the records of the transfer agent as of October 29, 2012. The Tender Offer is explained in more detail in those materials.

Questions or requests for assistance may be directed to the Shareholder Helpline or the Information Agent at the address and telephone numbers set forth below. Copies of the Circular, the Tender Form, the Letter of Transmittal and other related materials will be furnished promptly by the Shareholder Helpline or the Information Agent at the Company’s expense. Holders of Ordinary Shares and ADSs may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

For Assistance In Tendering Ordinary Shares, Shareholders May Call:

THE SHAREHOLDER HELPLINE:

0871 384 2050 (From Inside the UK)

+44 121 415 0259 (From Outside the UK)

ADS Holders and US Shareholders May Call the Information Agent:

501 Madison Avenue, 20th Floor

New York, New York 10022

877-456-3510 (Toll-Free From the US)

+1-412-232-3651 (From Other Countries)

Banks, Brokers and Institutional Holders May Call: +1-212-750-5833 (Collect)

October 29, 2012